--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                              --------------------

                                   FORM 8-A/A
                                 AMENDMENT NO. 1


                FOR REGISTRATION OF CERTAN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                -----------------

                                AGCO CORPORATION
             (Exact name of registrant as specified in its charter)

Delaware                                                             58-1960019
(State of Incorporation)                                       (I.R.S. Employer
                                                             Identification No.



                            4205 River Green Parkway
                              Duluth, Georgia 30096
                         (Address of principal executive
                           offices including zip code)

                              --------------------


Securities to be registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS TO BE REGISTERED                  NAME OF EACH EXCHANGE ON
                                                      WHICH EACH CLASS IS TO BE
                                                      REGISTERED

None                                                  None


Securities to be registered pursuant to Section 12(g) of the Act:

                         PREFERRED SHARE PURCHASE RIGHTS


--------------------------------------------------------------------------------

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         AGCO Corporation, a Delaware corporation (the "Company"), previously registered Preferred Share Purchase Rights issued pursuant to a Rights Agreement in 1994. The Rights Agreement contained provisions frequently referred to as "dead hand provisions" pursuant to which certain decisions regarding the Rights were reserved to "Continuing Directors." Recent litigation in Delaware has held that under similar rights agreements these decisions could not be reserved to Continuing Directors. As a result, the Company has amended its Rights Agreement to eliminate the role of Continuing Directors and to instead reserve those rights to the "Independent Directors." A copy of that amendment is attached as an exhibit to this filing.




Item 2.  EXHIBITS

4.1 Amendment dated as of March 1, 1999, to the Rights Agreement dated as of April 27, 1994, between the Company and SunTrust Bank, Atlanta, a Georgia banking corporation, as successor to Trust Company Bank, a Georgia banking corporation, and Chemical Bank, a New York banking corporation.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.



                                                AGCO CORPORATION
                                                Registrant



Date: August 18, 1999                           /s/ Patrick S. Shannon
                                                ----------------------

                                                Patrick S. Shannon
                                                Vice President and Chief
                                                Financial Officer

                                  EXHIBIT INDEX






Exhibit                                                            Sequentially
Number                    Description                              Numbered Page

4.1       Amendment dated as of March 1, 1999, to the                  5
          Rights Agreement dated as of April 27, 1994,
          between the Company and SunTrust Bank,
          Atlanta, a Georgia banking corporation, as
          successor to Trust Company Bank, a Georgia
          banking corporation, and Chemical Bank, a
          New York banking corporation.